FOR IMMEDIATE RELEASE

AFFINITY GAMING DISSOLVES SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
Las Vegas, NV - February 1, 2016 - Affinity Gaming ("Affinity" or the "Company"), a diversified casino gaming company, today announced that the Special Committee formed on April 7, 2015 (the “Special Committee”), comprised solely of independent directors of the Board of Directors (the “Board”) of the Company, was formally dissolved by a unanimous vote of the Special Committee.
The Special Committee had previously been formed by the Board to consider, among other things, an unsolicited non-binding proposal from Z Capital Partners, L.L.C. and its affiliated funds (“Z Capital”) to acquire all of the outstanding common shares of the Company that were not already owned by Z Capital. Z Capital’s initial proposal was made on April 3, 2015 for $9.75 per share in cash, and was subsequently increased several times, with the latest increase occurring on November 25, 2015, where Z Capital increased its proposal to $15.00 per share in cash (the “November 25 Proposal”). The Company and Z Capital entered into an exclusivity agreement (the “Exclusivity Agreement”) on November 25, 2015, providing for an exclusivity period expiring on December 14, 2015 (which was subsequently extended by the parties to January 29, 2016).
On February 1, 2016, Z Capital publicly announced that, as of January 29, 2016, both its November 25 Proposal and the Exclusivity Agreement had expired.
About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa.  For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact:
Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

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